Exhibit 10.7

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

FOURTH AMENDMENT TO THE DATA LICENSE AGREEMENT BETWEEN
TIVO INC. (F/K/A TELEWORLD INC.) AND TRIBUNE MEDIA SERVICES

This Fourth Amendment (“Fourth Amendment”), effective June 1 , 2002, amends the Tribune Media Services Television Listings Agreement between Tribune Media Services, Inc. (“TMS”) and TiVo Inc. (f/k/a Teleworld Inc.) (“Publisher”) dated June 1, 1998 (the “Agreement”), as amended on November 10, 1998, January 1, 2000, February 1, 2000, and May 1, 2000.

1.     Change of Name and Address.  Publisher hereby notifies, and TMS acknowledges, that Publisher has changed its name from Teleworld Inc. to TiVo Inc. Publisher notifies TMS that its address is now TiVo Inc., 2160 Gold St., Alviso, CA 95002-2160.

2.	Assignment. A new Section 12 is added to the Agreement:
12. Assignment. Publisher shall not assign its rights under this Agreement without TMS’ prior written consent except pursuant to a transfer of all or substantially all of Publisher’s business and assets, whether by merger, sale of assets, sale of stock or otherwise. Publisher’s rights and obligations pursuant to this Agreement and any amendments thereof will bind and inure to the benefit of Publisher’s permitted successors or assignees.

3.	[*]. A new Section 13 is added to the Agreement:
13.   [*]
a) Discussions to Occur on Regular Basis.    Beginning on or before [*], 2002, the parties will use good faith efforts to conduct [*] discussions. The objective of these discussions will be to share knowledge with the intent of [*]. The parties understand these discussions do not imply TMS is obligated to provide additional services or alter services based on these discussions unless TMS in its sole discretion decides to do so. The [*] discussions will occur as long as both parties feel they are necessary and do not imply that TMS shall alter services.
By way of example, and not limitation, the topics to be discussed include those listed below.
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]
•	[*]

b) Discuss initiation of a procedure specifying that if [*] to Publisher is [*] until [*], TMS will send notification of this situation to Publisher’s email address (to be provided and communicated by [*]) as soon as TMS has knowledge of the situation.

(c) Training and Data Path Information.    TMS will share with Publisher, the process by which TMS (i) trains and ensures knowledge continuity within their editorial staff, and (ii) ensures the accuracy and integrity of data from the time TMS becomes aware of a new program, station, etc., until the time the data is sent to Publisher. Such information will be shared by TMS at its sole discretion.

(d) [*].    Parties to discuss wider use of [*], specifically, TMS will outline editorial standards that affect the following: (i) use [*] only for [*] and not for other [*] programs, (ii) apply wider implementation of [*], and (iii) discontinue use of the [*], using [*] instead.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions.

(e) [*] Provisions. Parties to discuss TMS ability to (i) integrate [*] programming description into the [*] data delivery, (ii) support additional show genres as identified by Publisher, specifically in the [*] area and (iii) deliver original air dates (“OAD”) specific to [*]-based programming rather than delivering the OAD for the [*] in the [*] data set.

4.	Addendum 1 is amended as follows:
(a) The first sentence of Addendum 1 is stricken in its entirety and replaced with the following:
Publisher will use television program listings information as described in Addendum 2 (as amended) or in amendments to this Agreement provided by TMS for the delivery of Publisher’s personalized television service to consumers on consumer hardware devices or [*]. Without limiting the generality of the foregoing, Publisher’s personalized television service may include: (i) sending encrypted electronic program guide (“EPG”) data to consumer hardware devices via broadcast signals, (ii) providing Publisher’s subscribers with the ability to [*], and (iii) [*].

(b) The following paragraph is added:
From the period of [*], 2002 through [*], 2002, Publisher may conduct [*] of the data described in Addendum 2 (as amended) or in amendments to this Agreement. Such [*] use may include the [*] of the [*] to not more than [*] of Publisher’s [*] for [*] purposes.

5.	Addendum 2 is amended to include the following additional services:
1. TV Schedules, [*], [*] Day, which will include [*] days of available TV schedules for [*] TV stations, [*] services, major [*] TV stations, [*] channels, [*] and [*][*] stations, and miscellaneous or specialty services.

2. TV Schedules, [*], [*] days of available TV schedules (when [*] days is available, otherwise [*] days of data is provided) for [*] and [*] broadcast stations and [*], [*] and [*] services.

6.	Addendum 3 – TMS and Publisher acknowledge that Publisher is no longer receiving CODE Data.

7.	Addendum 4 is amended as follows:
Fees:
Starting on [*], 2002, Publisher shall pay an additional [*] per [*] for the TV Schedules [*], [*], and an additional [*] per [*] to [*]. Beginning [*], 2002 Publisher will no longer be billed [*] for [*], [*] and [*]. These services will no longer be provided to Publisher by TMS.

8.    UltimateTV Amendment – TMS and Publisher acknowledge and agree that all references to “UltimateTV” shall be understood to mean “ZAP2IT”. Without limiting the generality of the foregoing, the website specified in Section 1 of the UltimateTV amendment as “www.ultimatetv.com” is replaced by “www.zap2it.com”.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted portions.

Except as expressly provided in this Fourth Amendment, the terms and conditions of the Agreement as amended by the prior amendments shall remain in full force and effect. To the extent there is a conflict between the terms of this Fourth Amendment and the terms of the Agreement as amended by the prior amendments, the terms of this Fourth Amendment shall control.

Accepted by:

TiVo Inc.		Tribune Media Services, Inc.

By:	/s/ TA-WEI CHIEN	By:	/s/ BARBARA S. NEEDLEMAN

Ta-Wei Chien		Barbara S. Needleman

Printed Name		Printed Name

SVP & GM, TiVo Technology		VP, Entertainment Products

Title		Title

May 30, 2002		5/31/02

Date		Date